Exhibit 99.1

Contact:	George C. Lewis, (610) 774-5997
PPL Corporation

U.S. Supreme Court Rules Unanimously for PPL in Foreign Tax Case

ALLENTOWN, Pa. (May 20, 2013) -- By a unanimous 9-0 decision, the U.S. Supreme Court overturned a federal appeals court ruling on Monday (5/20) that had denied PPL Corporation's claim of a credit against its U.S. income taxes for a "windfall tax" paid to the government of the United Kingdom.
In the decision, the Supreme Court ruled that "the economic substance of the U.K. windfall tax is that of a U.S. income tax … therefore the tax is creditable.
"We agree with PPL and conclude that the predominant character of the windfall tax is that of an excess profits tax, a category of income tax in the U.S. sense," the court wrote in its opinion.
"The U.S. tax code allows companies to claim a credit for payment of foreign taxes that are similar in substance to U.S. income taxes. We have held throughout the process that because the U.K. windfall tax was based on income, it should therefore be creditable against our U.S. income taxes. We are pleased not only that the Supreme Court agreed, but that the agreement was unanimous," said Robert J. Grey, PPL executive vice president, general counsel and secretary.
The opinion was written for the court by Justice Clarence Thomas, with a concurring opinion filed by Justice Sonia Sotomayor.
The U.K. government imposed the one-time windfall tax in 1997 on 32 companies that the government had privatized between 1984 and 1996, including the electric utility company currently known as Western Power Distribution. PPL purchased a share of WPD in 1996 and is now the sole owner. WPD currently serves 7.8 million customers in central and southwest England and south Wales.
The Internal Revenue Service challenged PPL's claim of a tax credit for the U.K. windfall tax. After an extensive trial process, the U.S. Tax Court agreed with PPL's position in September 2010. The IRS appealed that decision to the U.S. Court of Appeals for the Third Circuit in Philadelphia, which reversed the Tax Court's decision in December 2011.
Six months later, the U.S. Court of Appeals for the Fifth Circuit in New Orleans affirmed the Tax Court's decision in an identical case involving another U.S.-based company that was subject to the U.K. windfall tax. Based on the conflicting appellate court decisions, PPL sought review by the Supreme Court, which accepted the case and heard oral arguments in February.
Based on the Supreme Court decision, PPL expects to record a tax benefit in the second quarter of 2013 of about $40 million, most of which will be treated as a special item.
PPL Corporation (NYSE: PPL), with annual revenue of more than $12 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom, owns more than 18,000 megawatts of generating capacity in the United States and sells energy in key U.S. markets. More information is available at www.pplweb.com.

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